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                                                                  Exhibit 16(11)


                           DRINKER BIDDLE & REATH LLP
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496
                            Telephone: (215) 988-2700
                               Fax: (215) 988-2757


                                January 27, 1999

The Kent Funds
P.O. Box 182201
Columbus, Ohio  43218-2201


Dear Ladies and Gentlemen:

         We have acted as counsel for the Kent Funds, a Massachusetts business trust (the "Trust"), in connection with the Plan of Reorganization, dated as of November 19, 1998 (the "Plan of Reorganization"), providing for the transfer of all assets of the Kent Limited Term Tax-Free Fund (the "Transferor Fund"), subject to all liabilities of the Transferor Fund, in exchange for Investment and Institutional Shares of beneficial interest, no par value (together, the "Shares"), of the Kent Intermediate Tax-Free Fund (the "Surviving Fund"), which shares shall be distributed by the Trust to holders of Investment and Institutional Shares, respectively, of the Transferor Fund.

         This transaction is referred to herein as the "Reorganization." This opinion relates to the Shares to be issued in the Reorganization and is delivered to you pursuant to Section 2(a)(i) of the Plan of Reorganization.

         As counsel for the Trust, we are familiar with the proceedings of the Board of Trustees of the Trust in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Trust's Restatement of Declaration of Trust (the "Declaration of Trust"), its By-laws, the Plan of Reorganization, the Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement") and the combined proxy statement and prospectus (the "Proxy Statement and Prospectus") contained therein.

         As to questions of fact material to this opinion, we have relied upon the accuracy of the representations and documents of officers and representatives of the Trust. We have not undertaken any independent investigation or verification of factual matters. Any change in any law, regulation or interpretation, or any change in the facts could cause a change in our opinion.

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Moreover, this opinion does not purport to address the validity under any laws of any aspect of the activities of the Trust not specifically identified herein.

         In our examination, we have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; and (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic.

         We have made such examination of the law as in our judgment is necessary and appropriate for the purposes of this opinion. This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal law of the United States of America. We have relied on the opinion of Ropes & Gray to the extent that any matter which is the subject of this opinion is governed by the laws of the Commonwealth of Massachusetts.

         Based on the foregoing, we are of the opinion that upon (i) the issuance of Shares in connection with the Plan of Reorganization and (ii) the prior satisfaction of the conditions contained in the Plan of Reorganization, a copy of which is set forth in the Proxy Statement and Prospectus, the Shares, when issued pursuant to the Plan of Reorganization, will be validly issued, fully paid and non-assessable by the Trust, under the laws of the Commonwealth of Massachusetts.

         Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Trust's Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a recitation of such disclaimer be included in every note, bond, contract or other undertaking made or issued by or on behalf of the Trust or its trustees relating to the Trust. The Trust's Declaration of Trust provides for indemnification out of the assets of the Trust for all loss and expense of any shareholder held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         The opinion expressed in this letter is solely for the use of the Trust, and this opinion may not be referred to or used for any other purpose or relied upon by any other persons without our prior written approval. The opinion expressed in this letter is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

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         We call your attention that W. Bruce McConnel, III, a partner of
Drinker Biddle & Reath LLP, is Assistant Secretary of the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name and to the references to our firm included in the Registration Statement. However, this action does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the use of our name and the references to our firm, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                              Very truly yours,


                                              /s/ Drinker Biddle & Reath LLP
                                              ---------------------------------
                                              DRINKER BIDDLE & REATH LLP